UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Celadon Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-3361050
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9503 East 33rd Street One Celadon Drive, Indianapolis, IN	46235
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.033 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                 Description of Registrant's Securities to be Registered.

CAPITAL STOCK

The capital stock of Celadon Group, Inc. (the "Registrant") to be registered and listed on The New York Stock Exchange, Inc. is the Registrant's Common Stock.  The Registrant's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") authorize the issuance of up to 40,179,985 shares, consisting of 40,000,000 shares of common stock, par value $0.033 per share ("Common Stock"), and 179,985 shares of preferred stock, par value $1.00 per share ("Preferred Stock").  As of October 30, 2009, 23,752,319 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.  The following description of the Registrant's capital stock is qualified in its entirety by reference to the Articles of Incorporation and the Registrant's Amended and Restated By-Laws (the "By-Laws"), copies of which have been filed with the Securities and Exchange Commission.

Common Stock

The issued and outstanding shares of Common Stock are fully paid and non-assessable.  Holders of Common Stock are entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of the stockholders.  Except as provided in the Articles of Incorporation, By-Laws, and any applicable laws, when a quorum is present at any meeting of the stockholders, the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting.  Stockholders are not entitled to cumulative voting in the election of directors.  The Articles of Incorporation provide that there must be no less than two and no more than ten directors on the Registrant's Board of Directors.  The Registrant's Board of Directors is not classified.

Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to provisions of the Articles of Incorporation.  In the event of liquidation, dissolution (voluntary or involuntary), or winding up of the Registrant, subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to share ratably in all dividends and other distributions.

Holders of Common Stock have no preemptive or conversion rights and are not subject to assessments by the Registrant.  There are no redemption or sinking funds provisions applicable to Common Stock and holders of Common Stock have no preference in liquidation.  Subject to any contractual restrictions affecting an individual holder or its shares and except as may be required by law, there are no restrictions on the alienability of the shares of Common Stock.  There are no provisions discriminating against any existing or prospective holder of Common Stock as a result of such holder owning a substantial amount of securities.  The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any Preferred Stock.

Preferred Stock

The Articles of Incorporation authorize the Board of Directors to issue Preferred Stock in one or more classes and to establish the powers, preferences, rights (including, but not limited to, the right to vote and the right to convert into Common Stock), qualifications, limitations, and restrictions of any class of Preferred Stock issued.  On July 18, 2000, the Registrant created a series of Preferred Stock consisting of 80,000 shares and designated such series the Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"), par value $1.00 per share.  The Registrant's Registration Statement on Form 8-A, filed with the SEC on July 20, 2000, hereby is incorporated by reference into this Form 8-A.  No shares of Series A Preferred Stock currently are outstanding and none are being registered hereunder.  The Registrant has no present plans to issue any Preferred Stock.

Certain Provisions of the Articles of Incorporation and By-Laws

Certain provisions of the Articles of Incorporation and By-Laws may have the effect of delaying, deferring, or preventing a change in control of the Registrant.  The Articles of Incorporation provide the Board of Directors the ability to issue Preferred Stock and to set the voting rights, preferences, and other terms thereof.  The ability of the Board of Directors to authorize the issuance of Preferred Stock, including, but not limited to, Series A Preferred Stock, may have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors (including a takeover which certain shareholders may deem to be in their best interests).  To the extent that these provisions discourage takeover attempts, fluctuations in the market price of the Registrant's Common Stock, which may result from actual or rumored takeover attempts, will be inhibited.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Registrant is American Stock Transfer & Trust.

Item 2.                 Exhibits.

The following exhibits are filed as a part of this registration statement:

3.1
Amended and Restated Certificate of Incorporation of the Registrant.  (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2005, filed with the SEC on January 30, 2006.)

3.2
Certificate of Designation for Series A Junior Participating Preferred Stock.  (Incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the SEC on September 28, 2000.)

3.3	Amended and Restated By-laws of the Registrant. (Incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on January 31, 2008.)
4.1
Amended and Restated Certificate of Incorporation of the Registrant.  (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2005, filed with the SEC on January 30, 2006.)

4.2
Certificate of Designation for Series A Junior Participating Preferred Stock.  (Incorporated by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed with the SEC on September 28, 2000.)

4.3
Rights Agreement, dated as of July 20, 2000, between Celadon Group, Inc. and Fleet National Bank, as Rights Agent.  (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A, filed with the SEC on July 20, 2000.)

4.4	Amended and Restated By-laws of the Registrant. (Incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on January 31, 2008.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:           November 9, 2009

Celadon Group, Inc.
By:	/s/ Stephen Russell
Name:	Stephen Russell
Title:	Chief Executive Officer